Exhibit 3.5
Amendment to Certificate of Incorporation

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CENTRAL FEDERAL CORPORATION

Central Federal Corporation, a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 of the Delaware General Corporation Law, does hereby certify:

FIRST: That by unanimous written consent dated as of August 29, 2011 and at a meeting on September 15, 2011 and in accordance with the Certificate of Incorporation and Bylaws of the Corporation and applicable law, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation to increase the number of shares of authorized common stock by 38,000,000 shares from 12,000,000 shares to 50,000,000 shares, declaring the amendment to be advisable and calling a special meeting of the stockholders of the Corporation for consideration of the amendment. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that a proposal be made to the stockholders of Central Federal Corporation, at a special meeting, to amend Article Fourth, subparagraph A.2 of the Company’s Certificate of Incorporation, as amended (the “Incorporation Certificate”), to read as follows:

Fifty million (50,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

SECOND: That thereafter, the Board of Directors called and held a Special Meeting of Stockholders of the Corporation on October 20, 2011 in accordance with the notice required in Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware as reflected in the certified copy of the Report of the Inspector of Election.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 8th day of November 2011.

By:  /s/ Eloise L. Mackus
        Eloise L. Mackus
        Chief Executive Officer